Filed Pursuant to Rule 433
Registration Statement No. 333-271881

Jefferies Financial Group Inc.
Market Linked Securities
Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the Russell 2000® Index due May 10, 2030
Term Sheet to Preliminary Pricing Supplement dated May 4, 2026

Summary of Terms
Issuer:	Jefferies Financial Group Inc.
Market Measure:	The Dow Jones Industrial Average®, the Nasdaq-100 Index® and the Russell 2000® Index (each referred to as an “Index” and collectively as the “Indices”).
Pricing Date*:	May 7, 2026
Issue Date*:	May 12, 2026
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:
If the closing level of the lowest performing Index on the call date is greater than or equal to its starting level, the securities will be automatically called for the face amount plus the call premium.

Call Date*:	May 12, 2027
Call Premium:	At least 21.75% of the face amount (to be determined on the pricing date)
Call Settlement Date:	Three business days after the applicable call date.
Maturity Payment Amount (per security) if the securities are not automatically called:
•    if the ending level of the lowest performing Index is greater than its starting level: $1,000 plus $1,000 × index return of the lowest performing Index × upside participation rate;
•    if the ending level of the lowest performing Index is equal to or less than its starting level, but greater than or equal to its threshold level:
$1,000; or
•    if the ending level of the lowest performing Index is less than its threshold level:
$1,000 + ($1,000 × index return of the lowest performing Index)

Stated Maturity Date*:	May 10, 2030
Starting Level:	With respect to each Index, its closing level on the pricing date
Ending Level:	With respect to each Index, its closing level on the final calculation day
Threshold Level:	70% of the starting level
Upside Participation Rate:	175%
Index Return:	(ending level – starting level) / starting level
Final Calculation Day*:	May 7, 2030
Calculation Agent:	Jefferies Financial Services Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Financial Group Inc.
Agents Discount**:
Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee

*Subject to change
** In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	47233Y2W4
Material Tax Consequences:	See the preliminary pricing supplement.
Hypothetical Payout Profile***
***assumes a call premium of 21.75% of the face amount. The actual call premium will be determined on the pricing date.
If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the lowest performing Index beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of any Index at the upside participation rate.
If the securities are not automatically called, and the ending level of the lowest performing  Index is less than its threshold level, you will have full downside exposure to the decrease in the level of the lowest performing Index from its starting level and will lose more than 30%, and possibly all, of the face amount of your securities at maturity.
We estimate that the value of each security on the pricing date will be approximately $957.30, or within $30.00 of that estimate.  See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for more information.
Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/96223/000114036126018895/ef20072344_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•
If The Securities Are Not Automatically Called And The Ending Level of the Lowest Performing Index Is Less Than its Threshold Level, You Will Lose More Than 30%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

•	No Periodic Interest Will Be Paid On The Securities.
•	If The Securities Are Automatically Called, The Return On The Securities Will Be Limited To The Call Premium.
•	The Securities Are Subject To A Potential Automatic Call, Which Would Limit Your Ability To Receive Further Payment On The Securities.
•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.
•
Your Return On The Securities Will Depend Solely On The Performance Of The Index That Is The Lowest Performing Index On The Call Date and the Final Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Indices.
•	The Call Settlement Date Or The Stated Maturity Date May Be Postponed If The Call Date Or The Final Calculation Day Is Postponed.
•	The Tax Consequences Of An Investment In Your Securities Are Uncertain.
•	The Securities Are Subject To Our Credit Risk.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Jefferies LLC Proprietary Pricing Models At That Time And Our Internal Funding Rate, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Was Determined For Us By Our Subsidiary Using Proprietary Pricing Models.
•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS, Jefferies LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•
Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of Each Index And Therefore The Securities Are Subject To The Risks Associated With The Indices, As Discussed In The Accompanying Pricing Supplement and Product Supplement.

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
•	The Securities Are Subject To Risks Associated With Small-Size Capitalization Companies.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Non-U.S. Companies.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Jefferies LLC.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.